Exhibit 99.1

AspenBio Pharma Announces Closing of Public Offering of 5,155,000 Common Shares

CASTLE ROCK, CO – October 14, 2009 – AspenBio Pharma, Inc. (NASDAQ: APPY) today announced the closing of its previously announced public offering of 5,155,000 shares of its common stock at $1.70 per share.  The aggregate number of shares of common stock sold reflects the exercise in full by the underwriter of its over-allotment option to purchase 672,391 additional shares of common stock.  The approximately $8.3 million of net proceeds, after deducting the underwriting discounts and commissions and estimated offering expenses, will be used for product development, FDA 510(k) submission related activities, general corporate purposes, and working capital.

ThinkEquity LLC acted as the sole underwriter for the offering.

The shares were issued under our shelf registration on Form S-3, which was previously filed with the Securities and Exchange Commission and was declared effective on June 4, 2009.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the securities, in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About AspenBio Pharma, Inc.

AspenBio Pharma is an emerging bio-science company dedicated to the discovery, development and commercialization of novel products that address unmet diagnostic and therapeutic needs in both human and animal health. The company’s AppyScore™ blood-based test addresses the difficult challenge of diagnosing human appendicitis in the hospital emergency department.  The company is also advancing unique therapeutic proteins designed to improve reproduction in non-companion animals of economic importance.  For more information, go to www.aspenbiopharma.com.

Company Contact:
Jeff McGonegal
Chief Financial Officer
AspenBio Pharma, Inc.
(303) 794-2000 x 218

Investor Relations:
Liolios Group, Inc.
Ron Both or Geoffrey Plank
(949) 574-3860